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                                                           EXHIBIT 99.B6(i)

                                EXHIBIT 6 (i)

  Articles of Incorporation of the Sentry Life Insurance Company of New York

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                                    CHARTER
                                       OF
                   SENTRY LIFE INSURANCE COMPANY OF NEW YORK



                                   ARTICLE I

The name of this Corporation shall be Sentry Life Insurance Company of New
York.


                                   ARTICLE II

The principal office of such Corporation shall be located in the city of North Syracuse, county of Onondaga, state of New York.


                                  ARTICLE III

The kinds of insurance to be transacted by the corporation shall be: life insurance, annuities, and accident and health insurance as specified and defined in paragraphs 1, 2 and 3 of Section 46 of the Insurance Law of the state of New York as follows:

       1. "Life insurance," meaning every insurance upon the lives of human beings and every insurance appertaining thereto. The business of life insurance shall be deemed to include the granting of endowment benefits; additional benefits in the event of death by accident or accidental means; additional benefits operating to safeguard the contract from lapse, or to provide a special surrender value, in the event of total and permanent disability of the insured; and optional modes of settlement proceeds.

       2. "Annuities," meaning all agreements to make periodic payments where the making or continuance of all or of some of a series of such payments, or the amount of any such payment, is dependent upon the continuance of human life, except payments made under the authority of paragraph one. Any such agreement made in connection with a qualified pension, profit-sharing or annuity plan may provide that any amounts paid to the insurer to provide annuities shall be allocated by the insurer to one or more separate accounts pursuant to Section Two Hundred Twenty-Seven or Section Two Hundred Twenty-Seven-A or both, whether such annuities are payable in fixed or variable amounts or both.

       3. "Accident and health insurance," meaning (a) Insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to Article Nine of the Workmen's Compensation Law, except as specified in subparagraph (b) following; and (b) Non-cancelable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury, (but not including insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.


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And such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of business which the Corporation is specifically authorized to transact as stated above.


                                   ARTICLE IV

The corporate powers of this Corporation shall be exercised by and through a Board of Directors and by and through such officers, agents and committees as such Board shall empower.


                                   ARTICLE V

(a) The Board of Directors of this Corporation shall be Nine (9); provided the number of Directors will increase to not less than Thirteen (13) within one year following the end of the calendar year in which admitted assets of the Company exceed Five-Hundred Million Dollars
       ($500,000,000).

(b) Not less than Four (4) of the Directors shall be persons who are not Officers or employees of the Company or of any entity controlling, controlled by or under common control with the Company, and not less than Three (3) shall be residents of New York. The Directors need not be Stockholders of the Company.


                                   ARTICLE VI

(a) The Annual Meeting of the Stockholders shall be held in such place as fixed under the Bylaws within or without of the state of New York on the third Tuesday in May in each and every year for the purpose of electing Directors and for the transaction of such other business as may legally come before the meeting. If the day fixed for the Annual Meeting shall be a legal holiday in the state where such meeting is to be held, such meeting shall be held on the next business day. Notice of the time and place of such meeting shall be given as prescribed in the Bylaws and as required by law, including notice to the Superintendent of Insurance of the state of New York to the extent required by law.

(b) At the first Annual Meeting of the Stockholders, a number representing as nearly as possible one-third of the membership of the Board of Directors shall be elected for a term of one year, a like number shall be elected for a term of two years, and the remaining number shall be elected for a term of three years. At each Annual Meeting thereafter, a number representing as nearly as possible one-third of the membership of the Board of Directors shall be elected for a term of three years, or for such lesser terms as may be necessary to maintain the number of Directors to be elected at each ensuing Annual Meeting at, or as nearly as possible at, one-third of the membership of the Board of Directors. Directors shall serve during the term for which they are elected and qualified and until their successors are elected and qualified, but any Director shall be eligible for reelection.





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(c)    A Director may be removed from office with or without cause by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such Director, taken at a Special Meeting of the Stockholders called for that purpose.

(d) Any vacancy in the Board of Directors, unless otherwise provided by law, may be filled by an affirmative vote of a majority of the Directors then in office and such person shall serve until the next Annual Meeting.


                                  ARTICLE VII

The names and post office residence address of the Directors, who shall serve until the first Annual Meeting of such Corporation, are as follows:

       Name                   Post Office Residence Address
(1)    James P. Jacobs        1440 Ridge Road, Stevens Point, Wisconsin

(2)    John W. Joanis         709 Ridge Road, Stevens Point, Wisconsin

(3)    Robert F. Froehlke     1201 Soo Marie Avenue, Stevens Point, Wisconsin

(4)    Mark H. Makholm        616 Greenbriar Avenue, Park Ridge, Stevens Point, Wisconsin

(5)    Robert J. Sueck        1317 Lorraine Street, Stevens Point, Wisconsin

(6)    H. A. Graver           402 Greenbriar Avenue, Park Ridge, Stevens Point, Wisconsin

(7)    Robert K. Schell       274 Mountain Avenue, Ridgewood, New Jersey

(8)    Charles E. Wampler     95 South Terrace, Short Hills, New Jersey

(9)    Edmond H. Curcuru      Woodhill Road, Weston, Connecticut

(10)   Stephen C. Perry       25 North Linden Lane, Mendham, New Jersey

(11)   Lawrence F. Hickey     56 East 81 Street, New York City, New York

(12)   Bernard F. Curry, Jr.  50 Inverness Road, Scarsdale, New York

(13)   Arnold T. Jorgensen    Split Rock Road, East Norwich, New York

                                  ARTICLE VIII

The duration of the corporate existence of this Corporation shall be perpetual.


                                   ARTICLE IX

The amount of capital of this corporation shall be One Million Dollars ($1,000,00) and shall consist of Fifty Thousand (50,000) shares of one class only, designated as Common Shares with a par value of Twenty Dollars ($20.00) each.





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                                   ARTICLE X

The Officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice-Presidents, a Secretary and a Treasurer and such other Officers specifically designated as Officers by the Board.


                                   ARTICLE XI

The Annual Meeting of the Board of Directors shall be the first meeting following its election, and shall be held, without notice, immediately after the adjournment of the Annual Stockholders Meeting, or within ten days thereafter, upon one day's notice, in the manner provided by the Bylaws for calling Special Meetings of the Board. At such Annual Meeting, the Directors shall elect the Officers of this Corporation who shall hold their offices from the time of their election until the next succeeding Annual Meeting and until their successors are elected and qualified. Notwithstanding the stated term of office, any Officer elected by the Board of Directors may be reviewed by the Board with or without cause. At any meeting of the Board of Directors a majority of the Board shall constitute a quorum for the transaction of business.


                                  ARTICLE XII

No Stockholder shall, because of his ownership of shares, have a preemptive or other right to purchase, subscribe for, or take any part of any shares of this Corporation issued, optioned or sold by it after its incorporation.


                                  ARTICLE XIII

Amendments to this Charter may be made at any Special Meeting duly called for that purpose, or at any Annual Meeting of the Stockholders provided that a statement of the nature of the proposed amendment is included in the notice of meeting, upon receiving the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon.


                                  ARTICLE XIV

At least one Stockholders and one Board of Directors meeting each year shall be held within the state of New York; the remainder may be held by teleconference. Notice of meetings called to be held by teleconference shall so indicate and shall be required to comply with all meeting notice requirements set forth in this Charter and the Bylaws of this Corporation.





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